EXHIBIT 10.3

Imetrik M2M
MANUFACTURING AGREEMENT

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                                                                                                                                Contents

1- Definitions...3

2- Relationship Agreement...7

3- Term...8

4- Price and Payments...9

5- Forecast, Ordering and Delivery...11

6- Inventory...13

7- Warranty and Limit of Liability...14

8- Termination...16

9- Confidentiality...17

10- Intellectual Property and Indemnities...19

11- General...20

10- Appendix...22

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1- Definitions

This Agreement, effective as of June, 01, 2011 between customer iMetrik M2M, 740 Notre-Dame St. West, Suite 1575, Montreal, Canada and SMT Hautes Technologies, a Canada corporation having offices at 1400, rue Bergar, Laval, Québec, H7L 5A2 (“SMT”)

In this Agreement, the following terms shall mean:

“Affiliate” means a body corporate that is a parent or subsidiary of SMT or that is controlled by the same person as SMT;

“Bin” means a Bin Quantity of a Pull Delivery Product;

“Bin Quantity” means a number of finished units of a Pull Delivery Product which shall be the minimum shipment quantity of such Product;

“Bin Replenishment Time” means the period of time between the shipment of a Bin of Product and the replenishment of that Bin of Product by SMT;

“Confidential Information” is defined in Article 9 below;

“Credit limit” means a monetary amount established by SMT from time to time as the maximum Credit Exposure it will extend to CUSTOMER;

“Credit Exposure” shall be the aggregate of the following amounts (I) amounts payable by CUSTOMER to SMT for Products shipped and services rendered; (ii) amounts for which CUSTOMER is or may become liable to SMT for Materials on order by SMT pursuant to Section 5.5 below; and (iii) amounts for which CUSTOMER is or may become responsible to pay to SMT under this Agreement, including all tooling amounts under Section 4.3 and all inventory amounts under Article 6.2, less any Deposits placed with SMT by CUSTOMER, all expressed in dollars;

“Deposit” means a cash payment made by CUSTOMER to SMT pursuant to Section 4.6;

“Designated Facility” means a manufacturing facility owned and operated by SMT and its affiliates and such additional or alternate manufacturing facilities as the Parties may agree upon from time to time;

“Documentation” with respect to a Product means a bill of materials, manufacturing assembly instructions and diagrams, pick-and-place programs and test work instructions;

“Dormant Product” means any Product in respect of which, at any given time, either there have been no deliveries for the immediately preceding three (3) months, or there are no firm orders in place with SMT which call for delivery within the succeeding six (6) months;

“ECO” means an Engineering Change Order given by CUSTOMER to SMT requesting a change in the specifications of a Product;

“Effective Date” means the date set out at the beginning of this Agreement;

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“EOQ” means the Economic Order Quantity of any Material used in the manufacture of one or more Products as specified by SMT from time to time;

“Excess Materials” for both Scheduled Delivery Products and Pull Delivery Products is defined in Section 6.3 below;

“Forecast(s)” is defined in Section 5.5 below;

“Intellectual Property” shall mean trade secrets, ideas, inventions, designs, developments, devices, methods or processes (whether patented or patentable and whether or not reduced to practice) and all patents and patent applications related thereto; copyrightable works and mask works (whether or not registered); trademarks, service marks and trade dress; all registrations and applications for registration related thereto; and all other intellectual or industrial property rights, to the extent in or related to the Products.

“Latent Defect” means a defect in a Product that could not reasonably be expected to be discovered on visual inspection of the Product, and which was not found upon testing the Product;

“Long Lead-Time Materials” is defined in Section 5.5 below;

“Materials” means any raw material, components or other goods, which were ordered and/or acquired by SMT on behalf or CUSTOMER in accordance with this Agreement;

“MBS” means the Minimum Batch Size in which a specified Scheduled Delivery Product will be manufactured by SMT from time to time;

“MOQ” means the Minimum Order Quantity of a specified Material available for purchase by SMT from time to time;

“MOS” means the Minimum Order Size of a specified Scheduled Delivery Product that may be ordered by CUSTOMER;

“MPQ” means the Minimum Packaging Quantity of any Material used in the manufacture of one or more Products;

“MSQ” means the Minimum Shipment Quantity in which a specified Scheduled Delivery Product may be shipped to CUSTOMER;

“NCNR” means, with respect to any Material, that such Material, at or subsequent to the time SMT orders such Material in accordance with this Agreement; is designated by SMT’s supplier(s) as Non-Cancellable and/or Non-Returnable;

“Obsolete Materials” is defined in Section 6.4 below;

“Ordering Window” is defined in Section 5.4 below;

“Parties” means SMT and CUSTOMER and “Party” one of them;

“Proprietary Information” shall have the meaning stated in Section 9.

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“PCP” being a Product Closing Procedure is defined in Section 6.4 below;

“PCP Material” Product Closing Procedure Material is defined in Section 6.4 below;

“Patents” shall mean those patents and patent applications that are now or hereafter owned or acquired by CUSTOMER and relate to the Products.

“Product” or “Products” means any good(s) manufactured or supplied by SMT to or on behalf of CUSTOMER, including, without limitation, electronic sub-assemblies;

“Product Price” means the prevailing price of a Product as determined from time to time in accordance with the provisions of Sections 4.1 and 4.2;

“Pull Delivery Product” means a Product that is so specified in Schedule “A” or in a Quotation and to be manufactured by SMT and drawn down by CUSTOMER in one or more Bin amounts as agreed between SMT and CUSTOMER from time to time;

“Purchase Order(s)” means Customer’s written request(s) to purchase from SMT certain quantities of Scheduled Delivery Product(s) at prevailing Purchase Terms and otherwise subject to the terms of this Agreement;

“Purchase Terms” is defined in Section 4.1 below;

“Quotation” means a written quotation delivered by SMT to CUSTOMER setting out the initial, or amending the existing, Purchase Terms for a Scheduled Delivery Product, or setting out the initial or amending the existing, Product Price, number of Bins, Bin Quantity and/or Bin Replenishment Time for a Pull Delivery Product, or setting out the initial, or amending the existing, Service Price for a Service;

“Remaining Inventory” means any Material, work-in-progress, finished Products and any Services ordered by SMT, or manufactured by or at the request of SMT, pursuant to this Agreement or to a Purchase Order or a Forecast provided to SMT by CUSTOMER as at the time of a termination or expiration of the Term of this Agreement;

“Returned Products” is defined in Section 7.5 below;

“RMA Number” Return Merchandize Authorization means an identification number to be issued, form time to time, by SMT to CUSTOMER to identify and track any Product or group of Products that CUSTOMER has requested to return to SMT for repair pursuant to Section 7.5 below;

“Schedule Variance” is defined in Section 7.5 below;

“Scheduled Delivery Product” means a Product that is so specified in Schedule “A” or in a Quotation and which shall be manufactured by SMT in amounts and for delivery dates as set out in Purchase Orders from time to time;

“Service Price” means, with respect to any Service, the price of such Service;

“Services” means any services rendered by SMT to or on behalf of CUSTOMER in connection with this Agreement;

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“Special Items” is defined in Section 4.3 below;

“Term” is defined in Article 3 below;

“Third Party Services” means any services contracted for by SMT from a third party in connection with the manufacturing obligations of SMT pursuant to this Agreement.

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2- Relationship Agreement

CUSTOMER hereby agrees to appoint SMT and its Affiliates as one of its providers of electronic manufacturing services. CUSTOMER agrees to purchase form SMT and SMT agrees to sell to CUSTOMER, subject to the terms and conditions contained herein and in SMT’s written quotations to CUSTOMER, certain Products, Services, and/or Materials.

Effective as of the date that the Parties have both executed this Agreement, and for as long as this Agreement remains in force, SMT shall be a manufacturer of such Product, or a provider of such Service, to CUSTOMER. For pricing see appendix A (Last Page)

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3- Term

3.1 The term of this Agreement shall be for a period of three (3) years until such time as this Agreement is otherwise terminated pursuant to Article 8 below (“Termination”).

3.2 This contract will automatically be renewed for another three (3) years if the CUSTOMER doesn’t send in sixty (60) days notices before termination date of contract.

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4- Price and Payments

4.1           Initial Prices – The initial Product Prices, Services Prices, number of Bins, Bin Quantities, Bin Replenishment Times, first pass yields, final yields, MOSs, MBSs, MPQs, MOQs and MSQs (collectively, the “Purchase Terms”) for all Products which the parties agree will be manufactured by SMT as of the Effective Date are set forth in Schedule “A” to this Agreement. Subsequent to the Effective Date, Purchase Terms for any other Products and/or Services which CUSTOMER desires to have SMT provide will be set out in Quotations and agreed between the Parties. All prices shall be stated in US dollars and shall be inclusive of packaging materials and exclusive of any and all sales and excise taxes now existing or hereinafter imposed by any applicable taxing authority, and of all duties and transportation charges, all of which shall be the responsibility of CUSTOMER. The terms of any accepted Quotation shall be deemed to be appended to and form part of Schedule “A” to this Agreement. SMT will invoice CUSTOMER and CUSTOMER agrees to pay SMT for the PCP Materials or Obsolete Materials (inclusive of the cost to SMT and all related freight costs, duties and taxes, but excluding any material overhead loadings or mark-ups) plus a handling fee equal to fifteen percent (15%) of the cost to SMT of the Remaining Material within sixty (60) days of the invoice date.

4.2      Cost Reduction – Throughout the Term of this Agreement, SMT and CUSTOMER agree to use best efforts to work together on ongoing cost reduction plans and initiatives. To achieve this objective, (I) CUSTOMER authorizes SMT to purchase Materials from those suppliers pre-approved by CUSTOMER that SMT chooses in order to attain the most competitive costs, (ii) CUSTOMER will periodically review its Product designs on an ongoing basis to reduce Material and manufacturing costs, (iii) SMT will undertake process improvement events (such as Kaizen events) with CUSTOMER involvement and (iv) CUSTOMER will respond in a timely manner to cost reduction initiatives proposed by SMT from time to time. Following the first anniversary of the Effective Date, and thereafter during each calendar quarter, SMT shall review the prices of such individual Products as the Parties agree such that each Product shall have its price reviewed annually throughout the Term.

Any Product Price or Service Price may also be reviewed and adjusted in the event that:

a)	CUSTOMER issues an ECO in connection with the Product or Service;
b)	If component Price changes (decreasing or increasing by 2%), iMetrik M2M will be advice and SMT will readjust the prices accordingly.

If a Product’s or Services cost changes due to one or more of the above items, SMT may review and revise the Product Price or Service Price on a prospective basis prior to the next scheduled annual price review.

4.3   Unique tooling, fixtures not part of the original agreement - SMT will inform the Customer from time to time, any special tools required to meet the client's products or Service Orders ("special items") and the estimated price for such special items. CUSTOMER may, upon receipt of a notice that a specific Item is required, choose either (I) to procure such specific Item itself and provide it to SMT for SMT’s use at no charge or (ii) provide SMT with a Purchase Order for the specific Item within ten (10) days of the date of their receipt of SMT’s quotation to acquire such specific Items. Where SMT has notified CUSTOMER of the need for such a specific Item in accordance with this Section failure by CUSTOMER to provide such specific Item or a Purchase Order for such a specific Item in a timely manner may result in delays to Product shipment dates and in additional costs to CUSTOMER in accordance with Section 5.8. Specific

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shall be maintained (e.g. calibrated, etc.) in good condition by SMT at SMT`s expense.. At all times, the ownership of specific Items paid for in whole or in part by SMT shall remain with SMT. No specific Items owned by CUSTOMER may be removed by CUSTOMER until completion of and payment for a PCP for each and every Product in respect of which such specific Item was used; provided that no specific Items which are required to fulfill SMT’s warranty obligations shall be removed until such warranty obligations expire. In case test equipment or test jig were provided by SMT, SMT is responsible.

4.4           Documentation – As part of its manufacturing processes for any Product, SMT shall prepare Product Documentation.

4.5           Payment Terms – SMT shall establish an applicable Credit Limit for CUSTOMER from time to time. Except as otherwise provided herein, payment for Products and Services provided hereunder will be in US dollars and shall be due thirty (30) days from the receipt of invoice or the CUCTOMER credit line is exceed. Interest will be charged on past due amounts at the rate of two percent (2%) per month. CUSTOMER agrees to pay any and all reasonable costs of collection (including legal costs) incurred by SMT.

4.6           Deposits – SMT may, form time to time, require CUSTOMER to forthwith pay to SMT a Deposit in the following circumstances:

a)	At any time when Credit Exposure exceeds the prevailing Credit Limit; or
b)	If SMT determines that any Material on hand is Excess Material or Obsolete Material; or
c)	Where CUSTOMER has cancelled a Product order pursuant to Section 5.8

Deposits shall be provided by CUSTOMER within fifteen (15) business days of request by SMT and will be held by SMT until such time as the Excess Materials are either used in the manufacturing of Products, returned to SMT’s supplier or purchased from SMT by CUSTOMER, at which time the Deposit will, at SMT’s option, either be applied against Customer’s open account with SMT, if any, or returned to the CUSTOMER.

4.7 Disputed Item – In the event that a charge on a SMT invoice is disputed by CUSTOMER for reasons unrelated to Product performance, it shall notify SMT in writing within ten (10) business days of its receipt of such an invoice. Thereafter, both parties agree to use their best efforts to resolve the dispute in a timely fashion.

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5- Forecast, Ordering and Delivery

5.1           Purchase Order – Scheduled Delivery Products and Services shall be ordered by CUSTOMER by issuing Purchase Orders. Any Purchase Order received by SMT from CUSTOMER after the Effective Date shall be deeded to be covered by the terms and conditions of this Agreement and shall include descriptions, part numbers, revision levels, unit quantities, applicable prices and desired delivery dates for Products and/or Services ordered. All Purchase Order are subject to written confirmation by SMT and, upon acceptance by SMT, shall create a binding contract between the parties. If accepted, SMT will send CUSTOMER written acknowledgements confirming their acceptance of Purchase Orders within five (5) days of receiving the Purchase Order. CUSTOMER and SMT agree that any reported amendments to any of the terms and conditions of this Agreement, or any attempt to include terms in a Purchase Order that are contrary to the terms of, or that are not included in, this Agreement shall be void. Amendments to any of the terms and conditions of this Agreement or adding terms that are not included in this Agreement may only be made by way of a Quotation accepted by CUSTOMER.

5.2           Pull System – CUSTOMER hereby authorizes SMT to manufacture and hold Bins of all Pull Delivery Products at all times while SMT continues to supply a Pull Delivery Product. SMT shall, upon shipment of a Bin of Product, Endeavour to complete the manufacturing of an additional Bin of Product within the agreed Bin Replenishment Time.

5.3           Shipments – Shipment quantities may vary by+/- 5% of the quantity ordered, unless otherwise agreed in writing. SMT commits to using its best efforts to meet confirmed shipment dates, but reserves the right to ship up to five (5) days before the confirmed shipment dates. Upon learning of any potential delays, SMT will promptly notify CUSTOMER as to the possible cause and extent of such delay. SMT will not be held responsible for shipment delays due to causes beyond SMT’s reasonable control, such as delays in transportation, labors disturbances and acts of CUSTOMER, acts of God or the inability to acquire necessary Materials when and as required.

5.4   Ordering Window – Upon signing this Agreement, CUSTOMER shall issue Purchase Orders to SMT covering its Scheduled Delivery Product and Service requirements for the immediately succeeding three (3) months. At the end of the first month of the Term, and at the end of each month thereafter throughout the Term of this Agreement, CUSTOMER shall issue additional Purchase Orders to SMT covering Customer’s requirements, if any, for the fourth succeeding month, so that firm Purchase Orders will be in place at all times for the current month and at least the three (3) succeeding months (the “Ordering Window”) for all Scheduled Delivery Products. The parts with long lead times will be covered by a document NCNR separately.

5.5   Forecasts and Materials – Within one hundred twenty (120) days of the Effective Date, CUSTOMER shall provide SMT with a forecast detailing its anticipated Product and/or Service requirements for succeeding twelve (12) months (a “Forecast”). CUSTOMER agrees to update its Forecasts on a monthly basis on or before the last day of the first week of each month, or more frequently as needed. CUSTOMER authorizes SMT to procure any Materials which have an ordering period longer than the Ordering Window (“Long-Lead-Time Materials”) and which are required to meet a Forecast and to purchase such MOQs, EOQs and MPQs of Materials which may exceed Forecast or Purchase Orders. The Parties understand that some of these orders and/or some of the Materials may be designated by SMT’s suppliers as NCNR. Consequently, any of these actions may result in Materials procurement in excess of the quantities specifically required to fulfill outstanding Purchase Orders and Forecasts.

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5.6      Delays – CUSTOMER may delay, by notice in writing, the delivery of all or any part of an accepted Purchase Order for Scheduled Products up to a maximum of thirty (30) days from the originally agreed delivery date only if all supplier agrees to resume their materials without any penalty against SMT. If penalties are incurred, they will be fully taken in charge by the CUSTOMER.

5.7           Schedule Advancements – SMT shall use its best efforts to accommodate any delivery advancement requests made in writing by CUSTOMER, subject to SMT’s capacity and the availability of required Materials, Material availability and provided that CUSTOMER pays for any reasonable expedite fees that SMT proposes to charge for its extra services, express freight charges, and/or overtime costs associated with meeting the request.

5.8           Purchase Order Cancellations – If CUSTOMER cancels all or part of a Purchase Order that has been accepted by SMT, CUSTOMER shall be liable to pay to SMT, when invoiced, an amount equal to the Product Price less landed bill of material costs of the cancelled Scheduled Delivery Products. In addition, SMT may also require a Deposit for any Materials on hand that would have been consumed in connection with the cancellation in accordance with Section 4.6 and/or SMT may initiate a PCP for the cancelled Products in accordance with Section 6.4.

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6- Inventory

6.1           Raw Materials – SMT is under no obligation to purchase Material beyond the requirements of accepted Purchase Orders or three (3) months of forecasted Pull Delivery Products (accepted by SMT) except with respect to MOQs, MPQs and reasonable levels of Long-Lead-Time materials.

6.2           Finished Goods – SMT may, in its sole discretion, choose to manufacture any Scheduled Delivery Products in advance of the agreed delivery date or manufacture in accordance with Section 5.2 and, in the event it subsequently receives an ECO from CUSTOMER for one or more of such manufactured Products, CUSTOMER agrees to pay SMT for any rework costs of such Products if the finished goods product was previously requested by the customer. In the event SMT decided on its own to forestall a production without the approval of the CLIENT, SMT is committed to support the costs of rework on the production ahead.

6.3           Excess Materials – If at any time, as a result of reschedules of accepted Purchase order, changes in Forecasts or other events caused by CUSTOMER, any of the Materials on hand are not needed to meet accepted Purchase Orders on hand (the “Excess Materials”), SMT may require CUSTOMER to provide a Deposit to cover the landed cost of such Excess Materials in accordance with Section 4.6.

6.4           Obsolete Materials – In the event that a Product becomes a Dormant Product, or if CUSTOMER advises SMT that it intends to discontinue ordering a Product, or if CUSTOMER advises SMT that Materials held by SMT or on order by SMT pursuant to Section 5.5 hereof are no longer acceptable for any reason, SMT may initiate a Product Closing Procedure (“PCP”) for such Dormant Product, discontinued Product or unacceptable Material. The PCP will identify all on-hand and in-process Products, Materials and Services, all Special Items and any other cost items associated with the PCP (collectively, the “PCP Materials”). In the event of a PCP, or if a Material becomes obsolete as a result of an ECO or other Product reconfiguration (an “Obsolete Material”), the following procedures shall apply:

a)	SMT will notify CUSTOMER and CUSTOMER will promptly provide a Purchase Order to SMT for the PCP Materials or Obsolete Materials;
b)
If CUSTOMER elects to have SMT return any returnable PCP Materials or Obsolete Materials to SMT’s suppliers, a material handling fee equal to fifteen percent (15%) of the aggregate purchase price of returned Materials will be paid by CUSTOMER to SMT.

SMT shall not be required to store PCP Materials or Obsolete Materials on behalf of CUSTOMER without SMT’s prior written approval.

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7- Warranty and Limit of Liability

7.1           Warranty – SMT warrants to CUSTOMER that:

a)	Title to Products provided by SMT under this Agreement shall be free and clear of liens, encumbrances, security interests and other claims;
b)
Products manufactured by SMT under this Agreement will conform to Customer’s written manufacturing specifications, where provided, or otherwise will be manufactured to IPC-A-610 Class 2 specifications;

c)
For a period equal to one (1) year from the date of shipment by SMT, Products shall be free from Latent Defects in workmanship arising form the manufacturing processes occurring at SMT’s facility provided that CUSTOMER shall be required to advise SMT of any defects in workmanship in Products as soon as it becomes aware of such defects, failing which SMT’s warranty may be reduced or become void; and

d)	SMT will, to the extent permitted, pass on to CUSTOMER any vendor warranties for Materials purchased.
e)	SMT will not be responsible from any design issues.
f)	SMT doesn’t take any responsibilities for component failure except for mechanical failure such an open soldering, short, tombstoning etc… made by the manufacturing processes.

7.2           Testing – SMT shall provide testing services for completed Products in accordance with the written specifications and procedures to be agreed upon by the Parties.

7.3           Tools and Fixtures – CUSTOMER shall be responsible for purchasing all tooling and fixtures that are required for production of the Products (including any tooling and fixtures required due to a change to the Specifications) and which SMT does not own as of the Effective Date. All such tooling and fixtures shall be held by SMT in trust for Customer’s exclusive use in accordance with manufacturing and testing procedures established for the Products only. Such tooling and fixtures shall be owned by CUSTOMER and identified to Customer’s lenders, creditor’s shareholders and other third parties as CUTOMER-owned assets that have been consigned to SMT. Except for normal production maintenance, which will be the responsibility of SMT, CUSTOMER shall be exclusively responsible for the costs to repair or replace such tooling and fixtures. SMT and CUSTOMER shall cooperate to obtain the best available pricing for all such tooling and fixtures. Any rebates and/or incentives provided to SMT from the seller of such tooling or fixtures shall accrue to and shall be credited to SMT’s account. SMT agrees to execute and deliver to CUSTOMER upon request such other documents as CUSTOMER may reasonably request to protect its interest in such assets.

7.4           Returns – During the applicable warranty period, CUSTOMER may return to SMT for repair any Product which it believes does not conform to the written specifications provide to SMT by CUSTOMER (“Returned Products”). CUSTOMER agrees to obtain from SMT an RMA Number prior to returning any Returned Products to SMT. CUSTOMER will immediately notify SMT of any warranty claim and will ship Returned Products to SMT along with the RMA Number and a deficiency report outlining the reason for the return, together with an explanation of the circumstances and manner in which the Product defect was first recognized. Upon receiving the Returned Products and deficiency reports, SMT will inspect the Returned Products and make a determination within five (5) business days as to whether its warranty, as set out in Section 7.1 applies. If the warranty is determined to apply, SMT shall make such repairs or changes as are necessary and promptly return such Products to CUSTOMER. The Parties agree that CUSTOMER shall be responsible for the cost of transporting returned Products to SMT and SMT shall be responsible for the cost of transporting returned Products

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back to Customer’s location. SMT agrees to use best efforts to repair and/or replace any Returned Products within twenty (20) working days of its receipt of such Products. CUSTOMER agrees not to deduct from any amounts owing to SMT here under for Products returned to SMT for repair. If SMT determines that its warranty does not apply to any Returned Products, it shall so notify CUSTOMER in writing as to its determination and as to estimated cost of repair/replacement and CUSTOMER shall, within five (5) business days of such notification, either issue a Purchase Order for the estimated repair/replacement charge or request the return (at Customer’s expense) of the Returned Products.

7.5           Limitation – CUSTOMER expressly acknowledges and agrees that SMT’s warranty shall not apply to : (a) Materials consigned or supplied by CUSTOMER to SMT or Materials supplied by a third party supplier specified by CUSTOMER; (b) any defect, failure or non-conformance with specifications caused by or resulting from a design defect, error or incompatibility; (c) any Product which has been damaged or modified in any way as a result of any accident, negligence, use in any application other than that for which it was originally designed or intended; (d) repairs, modifications or adaptations to the Product by CUSTOMER or any other party after shipment by SMT; or (e) any other causes unrelated to SMT’s workmanship. SMT assumes no liability for, or obligation related to, the performance, accuracy, specifications, failure to meet specifications or defects of or due to tooling, designs or instructions produced or supplied by CUSTOMER.

7.6           Other – Except for the express warranty set forth in this Section, SMT and its Affiliates make no other warranties, whether expressed or implied, including any implied warranties for merchantability or fitness for a particular purpose with respect to any Products or Services.

7.7           Environmental Compliance – Without limiting the generality of Section 7.7,SMT makes no representation or warranty as to the compliance of Products or Materials or any of them with Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003 on the restriction of the use of certain hazardous substances in electrical and electronic equipment or any other law, regulation, order, policy or directive of any other governmental or quasi-governmental body concerning environmental compliance (“Environmental Compliance Laws”). SMT will bear no responsibility for any Products, work-in-process or Materials which do not comply with any Environmental Compliance Laws. To the extent that CUSTOMER engages SMT to compile compliance certificates with respect to any Product or Material, SMT shall be relying on the representations (by way of certifications of content) made by manufacturers and/or suppliers of such Materials and their authorized representatives as to the content of those Materials and SMT does not warrant the accuracy of the representations made by Material suppliers nor does SMT provide any warranty with respect to the ongoing consistency of the content of any Materials used in the reviewed Products.

7.8           Damages – CUSTOMER shall not in any event or under any circumstances whatsoever, at any time, be entitled to, and SMT and its affiliates shall not be liable for, any indirect, special, incidental or consequential damages of any nature including, but not limited to, loss of profit, promotional or manufacturing expenses, overhead costs, injury to reputation, failure to meet environmental compliance standards or loss of customers. Customer’s aggregate recovery from SMT for any claim related to a Product or Service shall no exceed the respective Product Price or Service Price of the Product or Service involved in such a claim, regardless of the nature of the claim, whether in contract, tort, warranty, or otherwise.

7.9           Title – Title and risk of loss of Products shall transfer to CUSTOMER at the point and time of release of shipment by SMT. Delivery of Products to CUSTOMER hereunder shall be ex works the Designated Facility.

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8- Termination

8.1           With Notice – This Agreement may not be terminated at any time, without cause, by either party upon giving the other party at least six (6) months notices prior to the end of this contract.

8.2           Immediate – This Agreement may be terminated immediately by either party in the event the other party:
a)	Becomes insolvent, or admits in writing its inability to pay its debts;
b)	Ceases to function as going concern; or
c)
Fails to perform any of its material obligations hereunder so as to be in default of this Agreement, and fails to cure such default within thirty (30) days after receiving written notice of such default from the other party.

8.3 Penalties – In the event of termination of this Agreement, CUSTOMER agrees to pay to SMT, forthwith following receipt of invoicing from SMT, for all Remaining Inventory (inclusive of the cost to SMT and all related freight costs, duties and taxes, but excluding any material overhead loadings or mark-ups) plus a handling fee equal to fifteen percent (15%) of the cost to SMT of the Remaining Materials.

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9- Confidentiality

9.1           General Obligation – All information provided by one party (the “Disclosing Party”) to the other party (the “Recipient”) shall be governed by this Section 9

9.2           Proprietary Information – As used in this Agreement, the term “Proprietary Information” shall mean trade secrets or confidential or proprietary information designated as such in writing by the Disclosing Party, whether by letter or by the use of an appropriate proprietary stamp or legend, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by the Disclosing Party to the Recipient. Notwithstanding the foregoing, information which is orally or visually disclosed to the Recipient by the Disclosing Party, or is disclosed in writing without an appropriate letter, proprietary stamp or legend, shall constitute Proprietary Information if the Disclosing Party within thirty (30) days after such disclosure, delivers to the Recipient a written document or documents describing such Proprietary Information and referencing the place and date of such oral, visual or written disclosure and the names of the employees or officers of the Recipient to whom such disclosure as made.

9.3           Disclosure – The Recipient shall hold in confidence, and shall not disclose to any person outside its organization, any Proprietary Information during the term of this Agreement and for a period of five (5) years following the termination of the term this Agreement. The Recipient shall use such Proprietary Information only for the purpose of developing the Product with the Disclosing Party or fulfilling its future contractual requirements with the Disclosing Party and shall not use or exploit such Proprietary Information for any other purpose or for its own benefit or the benefit of another without the prior written consent of the Disclosing Party. The Recipient shall disclose Proprietary Information received by it under this Agreement only to persons within its organization who have a need to know such Proprietary Information in the course of the performance of their duties and who are bound to protect the confidentiality of such Proprietary Information.

9.4           Limitation on Obligations – The obligations of the Recipient specified in Section 10 above shall not apply, and the Recipient shall have no further obligations, with respect to any Proprietary Information to the extent that such Proprietary Information:

a)	is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Recipient;
b)	is in the Recipient’s possession at the time of disclosure otherwise than as a result of Recipient’s breach of any legal obligations;
c)	becomes known to the Recipient through disclosure by sources other than the Disclosing Party having the legal right to disclose such Proprietary Information;
d)	is independently developed by the Recipient without reference to or reliance upon the Proprietary Information ; or
e)
Is required to be disclosed by the Recipient to comply with applicable laws or governmental regulations, provided that the Recipient provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.

9.5           Ownership of Proprietary Information – The Recipient agrees that the Disclosing Party is and shall remain the exclusive owner of Proprietary Information and all Intellectual Property rights embodied therein.

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9.6           Return of Documents – The Recipient shall, upon the request of the Disclosing Party, return to the Disclosing Party all drawings, documents and other tangible manifestations of Proprietary information received by the Recipient pursuant to this Agreement (and all copies and reproductions thereof); provided that the Recipient may keep on archival copy of the same.

9.7           Duration – During the period beginning on the date hereof and ending on the later of two (2) YEARS FROM SUCH DATE OR ONE (1) year after the termination of business relations between SMT and CUSTOMER, SMT covenants and agrees that it shall not actively solicit any employee to leave the employment of CUSTOMER.

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10- Intellectual Property and Indemnities

10.1         CUSTOMER shall own all intellectual property rights in and to the Products. CUSTOMER hereby grants to SMT a non-transferable, non-exclusive, royalty free license during the Term of this Agreement to use the intellectual property rights of CUSTOMER solely for the purpose of manufacturing Products and delivering Services. The parties to this Agreement agree to do all things necessary, including executing all necessary documents, to give effect to this license.

10.2         SMT shall retain all intellectual property rights in any of its processes and systems, including design processes and systems, procurement processes and systems, manufacturing processes and systems and testing processes and systems. Nothing in this Agreement shall operate to convey to CUSTOMER the intellectual property rights of SMT.

10.3         CUSTOMER agrees to defend, indemnify, and hold harmless SMT from and against any and all third party claims, demands, liabilities, damages, losses, awards, suits, proceedings, causes of action, and costs (including reasonable legal fees and expenses) in respect of any claim that the Products infringe any existing copyright or patent of any third party PROVIDED that: (I) SMT provides CUSTOMER with prompt written notice of the initial claim and filing of the lawsuit relating thereto; (ii) SMT permits CUSTOMER to assume the entire claim to select legal counsel and to defend, compromise or settle the lawsuit in Customer’s sole discretion; and (iii) SMT provides CUSTOMER with all available information, assistance, authority and cooperation to enable CUSTOMER to defend, compromise or settle the claim or lawsuit. This Section sets forth the sole and exclusive remedy of SMT against CUSTOMER and the complete liability of CUSTOMER with respect to any claim against SMT for infringement of the Products on the intellectual property rights of any person. SMT agrees to inform the customer of the company's patent could become a cause of dispute between the two parts.

10.4         SMT shall indemnify and save CUSTOMER and, if applicable, each of Customer’s respective customers, harmless from any liability or claim (including, without limitation, the costs and reasonable attorney's fees in connection therewith) that may be made by CUSTOMER or any third party for injury, including death, to persons or damage to property which is caused by SMT's acts or omissions or defects in the manufacture of the Products, to the limits of SMT's insurance therefore, This Section sets forth the sole and exclusive remedy of CUSTOMER against SMT and the complete liability of SMT with respect to any claim against CUSTOMER for injury, including death, to persons or damage to property.

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11- General

11.1         Survival – Any obligations or duties arising out of this Agreement that, by their nature, extend beyond the termination of this Agreement shall survive any such termination and remain in effect.

11.2         Assignment – This Agreement may not be assigned or transferred by either party without the prior written consent of the other party, which consent will not be unreasonably with held. This Agreement shall be binding upon, and ensure to the benefit of, the parties hereto and their successors and assigns.

11.3         Legal Notices – Any notice provided for or permitted in this Agreement will be deemed to have been given when delivered or five (5) days from the date of mailing, if mailed postage prepaid by certified mail or registered mail (return receipt requested) to the party to be notified, at the address set forth at the beginning of this Agreement or such other address as the intended recipient of such a notice shall have hereafter provided in writing to the other party.

11.4         Entire Agreement – This Agreement and attached Schedules are the complete and exclusive statement of the terms and conditions of the entire agreement between the parties, and supersedes and renders null and void any prior agreement covering or purporting to cover the subject matter of this Agreement. This Agreement and any of its terms and conditions shall not be varied, contradicted, explained or supplemented by an oral agreement or representation, by course of dealing or performance, or by usage of trade, nor shall it be amended or changed in any other manner, except by an instrument in writing of even or subsequent date, executed by both parties by their duly authorized representatives.

11.6         No Implied Waiver - The failure of either party at any time to require performance by the other party of any provision hereof shall not affect the right of such party to require performance at any time thereafter, nor shall the waiver of either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

11.7         Governing Law - This Contract Manufacturing Agreement shall be construed to be between merchants and shall be governed by the laws of the Canadian Government, exclusive of those provisions governing conflicts of laws. The parties consent and agree to the exclusive jurisdiction of the Courts of Canada, for the resolution of any disputes arising under or relating in any way to this Agreement.

11.8         Severability – If any provision of this Agreement is held to be invalid, illegal or unenforceable, such provisions shall be enforced to the fullest extent permitted by applicable law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.9         Exceptional circumstance – shall not be liable for failure to fulfill their obligations under this Agreement or for delays in action or delivery due to causes beyond their reasonable control, including but not limited to, acts of God, acts or omissions of the other party, regulations and executive orders of any Federal, State or Provincial Government or agencies thereof, failure of suppliers, fire, strikes, floods, epidemics, quarantine, restrictions, riots, war and delays in

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transportation. The time for performance of any such obligation shall be extended for the time period lost by reason of the delay.

11.10       Conflicting Terms – The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contract or additional terms and conditions in any accepted Purchase Order, sales acknowledgement, Purchase Order confirmation or any other documents issued by either party affecting the purchase and/or sale of Products or Services covered by this Agreement. The parties further agree that accepted Purchase Orders shall take precedence over any other documents issued by CUSTOMER but shall not take precedence over this Agreement.

Both parties agree that this contract be written in English.

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the day and year first written above.

	CUSTOMER iMetrik M2M		SMT HAUTES TECHNOLOGIES

Per:	MICHEL ST-PIERRE	Per:	STEPHANE DESCHENES

	Name: Michel St-Pierre		Name: Stéphane Deschênes

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10- Appendix

1.1           At the present time, iMetrik M2M is unable to provide Product requirements for the next 2 or 3 months. We will send Demos to potential customers in December, January and while working with them for feedback and final details before engaging Negotiations for orders. This means that will not know our product needs before January, February or March. We will sign this contract with SMT HAUTES and postponed application of clauses 5.4 and 5.5 until we confirm commitment with our Customers?

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